UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 30, 2009

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                Other Events

In April 2009, the Company announced it would combine the agricultural equipment segment with the commercial and consumer equipment segment effective at the beginning of the third quarter of 2009.  As a result of the combination, the Company expects to achieve greater alignment and efficiency to meet worldwide customer needs while reducing overall costs.

Voluntary employee special termination benefits related to the new organizational structure which have been accepted in greater numbers than anticipated are currently expected to result in pretax expenses of approximately $100 million primarily in the fourth quarter of 2009.  The expenses are expected to be approximately 60 percent cost of sales and 40 percent selling, administrative and general expenses.  First-year savings from the separations of approximately $75 million are expected to be realized.  The estimates above have been revised from those disclosed in the Company’s Form 10-Q for the quarter ended April 31, 2009 filed with the U. S. Securities and Exchange Commission.

Item 9.01                Financial Statements are Exhibits

(d)         Exhibits

(99.1) News Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

	By:	/s/ Greg R. Noe
Greg R. Noe
Secretary and Associate General Counsel

Dated: June 30, 2009

Exhibit Index

Number and Description of Exhibit

(99.1) News Release of June 30, 2009